EXHIBIT 99.1

Olympic Steel Reports 2014 Third-Quarter and Nine-Month Results

Board Declares Regular Quarterly Cash Dividend

CLEVELAND, Nov. 6, 2014 (GLOBE NEWSWIRE) -- Olympic Steel, Inc.(Nasdaq:ZEUS), a national metals service center, today announced financial results for the third quarter and nine months ended Sept. 30, 2014.

Third-quarter net sales grew $72.6 million reaching $376.6 million, compared with $304.0 million in the same quarter last year—an increase of 23.9%. For the 2014 nine months, net sales increased 14.1% to $1.110 billion, compared with $973 million in 2013. Revenue growth in both periods was due to higher sales volume in the current year.

Net income for the third quarter increased 16% to $1.6 million, or $0.14 per diluted share, up from $1.3 million, or $0.12 per diluted share, last year. Third-quarter 2014 earnings were negatively impacted by $0.2 million of pre-tax LIFO expense recorded during the period, related to the Company's tubular and pipe products segment. In 2013's third quarter, results benefited from $0.2 million of pre-tax LIFO income.

For the 2014 nine-month period, reported net income declined to $7.8 million, or $0.70 per diluted share, compared with $9.0 million, or $0.82 per diluted share, in last year's comparable period. Year-to-date 2014 earnings were negatively impacted by $0.6 million of pre-tax LIFO expense. Last year's nine-month results had a positive benefit related to pre-tax LIFO income totaling $2.5 million. The net impact of both years' LIFO adjustments adversely effected reported year-to-date pre-tax comparisons by $3.1 million, or $0.17 per diluted share. Excluding the LIFO adjustments, net earnings increased during the 2014 nine-month period, compared with the same period in 2013.

"Our revenue and market share have grown substantially in 2014; however, we are not satisfied with our bottom line. Operating costs are inflated for the current market environment," said Chairman and Chief Executive Officer Michael D. Siegal.

"A multitude of initiatives are underway to lower operating costs and improve efficiencies," he added.

"We are committed to accelerating inventory turnover, improving operating costs, and reducing debt," Siegal said.

Olympic Steel's board of directors approved a regular quarterly cash dividend of $0.02 per share, which is payable on Dec. 15, 2014, to shareholders of record on Dec. 1, 2014.

Conference Call and Webcast

A simulcast of Olympic Steel's 2014 third-quarter and nine-month earnings conference call can be accessed via the investor relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of our customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our newer locations to achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the impact of union organizing activities and the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

-Financial Tables Follow-

Olympic Steel, Inc.
Results of Operations
(in thousands, except per-share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net sales	$376,617	$303,990	$1,109,577	$972,858

Costs and expenses

Cost of materials sold (exclusive of items shown below)	305,080	240,974	891,968	768,980
Warehouse and processing	24,926	20,953	70,071	63,019
Administrative and general	18,260	15,617	55,342	51,937
Distribution	10,941	8,739	31,787	26,694
Selling	6,304	5,986	19,305	18,942
Occupancy	2,348	2,200	7,644	7,121
Depreciation	4,418	5,124	15,339	15,718
Amortization	223	223	667	667

Total costs and expenses	372,500	299,816	1,092,123	953,078

Operating income	4,117	4,174	17,454	19,780
Other income (loss), net	(20)	(1)	(22)	(18)

Income before interest and income taxes	4,097	4,173	17,432	19,762
Interest and other expense on debt	1,602	1,689	5,134	5,055

Income before income taxes	2,495	2,484	12,298	14,707
Income tax provision	939	1,144	4,471	5,678

Net income	$1,556	$1,340	$7,827	$9,029

Earnings per share:

Net income per share - basic	$0.14	$0.12	$0.70	$0.82

Weighted average shares outstanding - basic	11,120	11,066	11,118	11,061

Net income per share - diluted	$0.14	$0.12	$0.70	$0.82

Weighted average shares outstanding - diluted	11,120	11,077	11,119	11,071

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Sept. 30, 2014	At Dec. 31, 2013
	(unaudited)	(audited)
Assets

Cash and cash equivalents	$9,090	$3,186
Accounts receivable, net	152,668	115,288
Inventories, net (includes LIFO debit of $2,972 as of Sept 30, 2014, and $3,572 as of Dec. 31, 2013)	329,432	286,371
Prepaid expenses and other	9,419	12,786
Total current assets	500,609	417,631

Property and equipment, at cost	368,089	361,368
Accumulated depreciation	(185,400)	(170,484)
Net property and equipment	182,689	190,884

Goodwill	40,787	40,787
Intangible assets, net	33,868	34,535
Other long-term assets	14,735	13,512
Total assets	$772,688	$697,349

Liabilities

Current portion of long-term debt	$3,530	$13,090
Accounts payable	121,382	126,012
Accrued payroll	9,973	10,723
Other accrued liabilities	15,362	15,808
Total current liabilities	150,247	165,633

Credit facility revolver	269,475	146,075
Long-term debt	--	40,104
Other long-term liabilities	14,447	13,445
Deferred income taxes	30,716	33,476
Total liabilities	464,885	398,733

Shareholders' equity

Preferred stock	--	--
Common stock	125,974	124,118
Accumulated other comprehensive loss	(274)	(437)
Retained earnings	182,103	174,935
Total shareholders' equity	307,803	298,616
Total liabilities and shareholders' equity	$772,688	$697,349

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Net sales
Flat products	$312,776	$248,463	$918,834	$791,655
Tubular and pipe products	63,841	55,527	190,743	181,203
Total net sales	$376,617	$303,990	$1,109,577	$972,858

Depreciation and amortization
Flat products	$3,233	$4,104	$11,682	$12,589
Tubular and pipe products	1,383	1,243	4,249	3,796
Corporate	25	--	75	--
Total depreciation and amortization	$4,641	$5,347	$16,006	$16,385

Operating income
Flat products	$3,365	$2,624	$14,628	$12,429
Tubular and pipe products	2,804	3,297	9,094	13,066
Corporate expenses	(2,052)	(1,747)	(6,268)	(5,715)
Total operating income	$4,117	$4,174	$17,454	$19,780

Other income (loss), net	(20)	(1)	(22)	(18)
Income before interest and income taxes	4,097	4,173	17,432	19,762
Interest and other expense on debt	1,602	1,689	5,134	5,055
Income before income taxes	$2,495	$2,484	$12,298	$14,707

Capital expenditures
Flat products	$1,631	$1,541	$4,861	$2,937
Tubular and pipe products	459	7,308	2,332	9,691
Corporate	--	--	21	--
Total capital expenditures	$2,090	$8,849	$7,214	$12,628

	As of
	Sept. 30,	Dec. 31,
	2014	2013
	(unaudited)
Goodwill
Flat products	$500	$500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Assets
Flat products	$543,912	$473,397
Tubular and pipe products	228,193	223,314
Corporate	583	638
Total assets	$772,688	$697,349

Olympic Steel, Inc.
Other Information
(in thousands, except ratios and per share data)
(unaudited)

	At Sept. 30,	At Dec. 31,
	2014	2013

Shareholders' equity per share	$28.03	$27.24

Debt-to-equity ratio	0.89 to 1	0.67 to 1

	Nine Months Ended
	Sept. 30,
	2014	2013

Net cash from (used for) operating activities	$ (59,003)	$48,585

Cash dividends per share	$0.06	$0.06

CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0522